    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 1995
                                                        REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C..  20549

                               ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           TELE-COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  DELAWARE                                              4841                                                   84-1260157
(STATE OR OTHER JURISDICTION OF                                                                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                                TERRACE TOWER II
                                5619 DTC PARKWAY
                        ENGLEWOOD, COLORADO  80111-3000
                                 (303) 267-5500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           TELE-COMMUNICATIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                            (FULL TITLE OF THE PLAN)

                                ---------------

                             STEPHEN M. BRETT, ESQ.
                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                        ENGLEWOOD, COLORADO  80111-3000
                                 (303) 267-5500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:
                              JAMES F. WOOD, ESQ.
                            SHERMAN & HOWARD L.L.C.
                       3000 FIRST INTERSTATE TOWER NORTH
                             633 SEVENTEENTH STREET
                            DENVER, COLORADO  80202
                                 (303) 298-0940

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------
                                                        Proposed             Proposed
                                                         Maximum              Maximum           Amount of
  Title of Securities to be       Amount to be        Offering Price         Aggregate         Registration
          Registered               Registered           Per Share         Offering Price         Fee (1)
- -------------------------------------------------------------------------------------------------------------
  Class A Common Stock par     5,000,000 Shares           $21.81           $109,050,000         $37,603.45
  value $1.00 per share(2)
- -------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, based upon the average high and low prices reported on February 6, 1995.
(2)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interested to be offered or sold pursuant to the employee benefit plan described herein.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


         Note: The document(s) containing the employee benefit plan information required by Item 1 of this Form and the statement of availability of registrant information and other information required by Item 2 of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.

         The Registrant was incorporated in 1994 under the name "TCI/Liberty Holding Company" for the purpose of combining the Registrant's predecessor Tele-Communications, Inc. (renamed "TCI Communications, Inc." and referred to herein as "TCIC"), and Liberty Media Corporation ("Liberty"). On August 4, 1994, the mergers (the "TCI/Liberty Combination") of TCIC and Liberty with separate wholly-owned subsidiaries of the Registrant were consummated and each of TCIC and Liberty became wholly-owned subsidiaries of the Registrant. In connection with the TCI/Liberty Combination, the Registrant changed its name to Tele-Communications, Inc. and TCIC changed its name to TCI Communications, Inc. Unless the context indicates otherwise, as used in this Prospectus the terms "Registrant" or "Company" mean, on and after August 4, 1994, Tele-Communications, Inc. (formerly named "TCI/Liberty Holding Company") and, before August 4, 1994, TCIC (formerly named "Tele-Communications, Inc."), and their respective consolidated subsidiaries.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Tele-Communications, Inc. (the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         (a)     (1)      The latest annual report filed pursuant to Section
                 13(a) or 15(d) of the Exchange Act by the Tele-Communications, Inc. Employee Stock Purchase Plan (the "Plan"); and

                 (2)      The Company's latest annual report filed pursuant to
                 Section 13(a) or 15(d) of the Exchange Act; or

                 (3) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

         (c) The description of the common stock, no par value, of the Company contained in a registration statement filed under
                 Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

ITEM 4.          DESCRIPTION OF SECURITIES.

         All of the securities being registered are either registered under
Section 12 of the Exchange Act or are plan interests.

ITEM 5.          INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

         Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         Article V, Section E of the Company's Amended and Restated Certification of Incorporation provides as follows:

                 1.       Limitation on Liability.

                 To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

                 2.       Indemnification.

                 (a) RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                 (b) PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

                 (c) CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                 (d) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may [have] or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

                 (e) OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

         Article II, Section 2.9 of the Company's Bylaws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Company, to the extent provided by the Delaware corporation laws and the Company's Certificate of Incorporation, as then or thereafter in effect.

         The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

         The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

         The Company may purchase liability insurance policies covering its directors and officers.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                 Not applicable.

ITEM 8.          EXHIBITS.

                 See Exhibit Index and Exhibits at the end of this Registration Statement.

                 The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

ITEM 9.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes;

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on January 31, 1995.

                                              TELE-COMMUNICATIONS, INC.


                                              By: -/Stephen M. Brett/-
                                                  ----------------------------
                                                  Stephen M. Brett,
                                                  Executive Vice President
                                                  and Secretary


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brendan R. Clouston and Stephen M. Brett, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


             Signature                           Title                             Date
             ---------                           -----                             ----
          -/Bob Magness/-                Chairman of the Board               January 31, 1995
          ---------------                    and Director
          (Bob Magness)

        -/John C. Malone/-              President and Director               January 31, 1995
        ------------------           (Principal Executive Officer)
         (John C. Malone)

        -/Donne F. Fisher/-          Executive Vice President and            January 31, 1995
        -------------------       Director (Principal Financial and
         (Donne F. Fisher)               Accounting Officer)


       -/John W. Gallivan/-                    Director                      January 31, 1995
       --------------------
        (John W. Gallivan)

          -/Kim Magness/-                      Director                      January 31, 1995
          ---------------
          (Kim Magness)

        -/Robert A. Naify/-                    Director                      January 31, 1995
        -------------------
         (Robert A. Naify)

        -/Jerome H. Kern/-                     Director                      January 31, 1995
        ------------------
         (Jerome H. Kern)

          -/Tony Coelho/-                      Director                      January 31, 1995
          ---------------
          (Tony Coelho)

          -/R.E. Turner/-                      Director                      January 31, 1995
          ---------------
          (R.E. Turner)

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on January 31, 1995.


                                        By:   -/Gary Bracken/-

                                              ---------------------------------
                                                Gary Bracken, Plan Administrator

                                 EXHIBIT INDEX

         SEQUENTIAL
         EXHIBITS                                                                                                PAGE NO.
         --------                                                                                                --------
         4.1     Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company,
                 Liberty, Old TCI, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated February 15, 1994
                 (Commission File No. 0-5550)).

         4.2     Amendment No. 1, dated as of March 30, 1994, to Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company, Liberty, Old TCI, TCI Mergerco, Inc.
                 and Liberty Mergerco, Inc. (incorporated herein by reference to Old TCI's Current
                 Report on Form 8-K dated April 6, 1994 (Commission File No. 0-5550)).

         4.3     Amendment No. 2, dated as of August 4, 1994, to Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company, Liberty, Old TCI, TCI Mergerco, Inc.
                 and Liberty Mergerco, Inc. (incorporated herein by reference to the Company's and Old
                 TCI's Current Report on Form 8-K jointly filed on August 18, 1994) (Commission File
                 Nos. 0-20421 and 0-5550)).

          4.4    Agreement and Plan of Merger, dated as of June 6, 1991, between UAE and Old TCI
                 (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated June
                 12, 1991 (Commission File No. 0-5550)).

         4.5     First Amendment to Agreement and Plan of Merger, dated as of June 6, 1991, between UAE and Old TCI (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated December 12, 1991, as amended by Form 8 amendment dated January 28, 1992
                 (Commission File No. 0-5550)).

         4.6     Amended and Restated Employee Stock Purchase Plan

         4.7     Summary Plan Description

         23.1    Consent of KPMG Peat Marwick LLP.

         23.2    Consent of KPMG Peat Marwick LLP.

         23.3    Consent of Price Waterhouse LLP.